Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143548, 333-125625, 333-51708 and 333-166754) and the registration statement on Form S-3 (No. 333-208560) of Comtech Telecommunications Corp. of our report dated October 9, 2014, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows (before the effects of the adjustments to retrospectively reflect the change in the composition of reportable segments described in Note 13) of Comtech Telecommunications Corp. for the year ended July 31, 2014, and the information for the year ended July 31, 2014 included in the related financial statement schedule, which report appears in the July 31, 2016 annual report on Form 10-K of Comtech Telecommunications Corp.

Melville, New York
October 6, 2016